Exhibit 99

ORBCOMM ANNOUNCES RESULTS FOR FOURTH QUARTER AND FULL YEAR 2013

– Total Revenues of $74.2 Million for 2013, Increasing 15.1% Over Prior Year –

– Adjusted EBITDA of $4.4 million in the 4th Quarter –

– Subscriber Communicators Increased by 104,000 in 2013 –

– Acquires Europe’s cold chain market leader –

Rochelle Park, NJ, March 13, 2014 – ORBCOMM Inc. (Nasdaq: ORBC), a global provider of Machine-to-Machine (M2M) solutions, today announced financial results for the fourth quarter and full year ended December 31, 2013.

The following financial highlights are in thousands of dollars, except per share amounts.

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Service Revenues	$14,782	$12,369	$55,957	$49,026
Product Sales	$4,458	$3,837	$18,255	$15,472
Total Revenues	$19,240	$16,206	$74,212	$64,498
Net Income attributable to ORBCOMM Inc. Common Stockholders	$806	$2,111	$4,540	$8,673
Net Income per Common Share—basic	$0.02	$0.05	$0.10	$0.19
EBITDA (1,3)	$3,300	$3,773	$11,915	$14,919
Adjusted EBITDA (2,3)	$4,391	$4,167	$15,048	$16,674

(1)	EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization.
(2)	Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, noncontrolling interests, impairment loss and insurance recovery.
(3)	A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Income, is among other financial tables at the end of this release.

Recent Highlights:

•	For the fourth quarter of 2013, Total Revenues increased 18.7% year-over-year to $19.2 million and Service Revenues increased 19.5% to $14.8 million, with increases from organic Service Revenues, AIS and from the acquisitions of GlobalTrak, MobileNet and SENS. Fourth quarter 2013 Product Sales of $4.5 million were 16.2% higher than prior year driven by the acquisitions but offset by lower revenues from Japan and the impact of a less favorable U.S.$/Yen exchange rate this year compared to last year.

•	Adjusted EBITDA for the fourth quarter of 2013 was $4.4 million, and increased 5.4% over the prior year period. Adjusted EBITDA includes $0.3 million in Acquisition-related costs. Adjusted EBITDA for the full year was $15.0 million and includes $1.7 million in Acquisition-related costs. ORBCOMM’s basic EPS is $0.02 for the fourth quarter of 2013 compared to $0.05 for the comparable period last year. For the full year 2013, ORBCOMM’s basic EPS is $0.10 versus $0.19 in the prior year period. ORBCOMM’s Acquisition-Related costs equal $0.03 per share in 2013 compared to $0.02 per share in the comparable period last year.

•	Net subscriber communicator additions were 36,000 in the fourth quarter of 2013 and 104,000 for the full year, bringing the total billable subscriber communicators to 863,000 at December 31, 2013, compared to 759,000 at the end of the fourth quarter last year. Billable subscriber communicators increased 14% year-over-year.

•	On March 12, 2014, ORBCOMM announced that it has completed the acquisition of Euroscan Holdings, B.V. (Euroscan), a leading global supplier of refrigerated transportation temperature compliance recording systems. Based in the Netherlands, Euroscan’s integrated turn-key systems are used worldwide to ensure the safe and secure transportation of food and pharmaceuticals by monitoring and assuring temperature compliance throughout the supply chain. This acquisition supports ORBCOMM’s long-term growth strategy of adding the vertical expertise, technologies and geographic markets that will strengthen its end-to-end solutions portfolio.

•	On January 21, 2014, ORBCOMM announced that it has been approved by Rogers, the largest GSM cellular operator in Canada as a Supported Reseller (RSR). The premier RSR program allows ORBCOMM to work cooperatively with Rogers to market ORBCOMM’s suite of M2M asset tracking and monitoring solutions using Rogers’ wireless communications network.

•	On January 17, 2014, ORBCOMM announced that it priced its underwritten registered public offering, of 5,500,000 shares of its common stock, plus an over-allotment of 825,000 additional shares, par value $0.001 per share, at a price of $6.15 per share. ORBCOMM offered all of the shares and received all the net proceeds of the Offering. ORBCOMM has used a portion of the net proceeds to acquire Euroscan and intends to use the remaining proceeds for future acquisitions as part of the company’s strategy to pursue growth opportunities and/or for general corporate purposes.

•	On January 8, 2014, ORBCOMM was the winner of two A-List in M2M Awards for Satellite M2M Solution Provider and Heavy Equipment Asset Monitoring, announced by Compass Intelligence, a global market acceleration research and consulting firm.

•	On December 17, 2013, ORBCOMM announced a multi-year agreement with Hub Group, Inc. to deploy ORBCOMM’s GT 2300 state-of-the-art intermodal container tracking and monitoring platform to more accurately identify loading and unloading events, which should reduce container idle time and increase customer satisfaction.

•	On November 20, 2013, ORBCOMM announced an agreement with Telefonica Digital, that enables ORBCOMM to offer Telefonica’s GSM cellular communications service across multiple vertical markets worldwide covering more than 150 countries. Through this agreement, ORBCOMM will expand its connectivity for its end-to-end cellular and dual-mode solutions.

For more information on recent highlights, please visit www.orbcomm.com.

“This year, ORBCOMM expanded our leadership position in the global M2M marketplace as an integrated, multi-network provider of complete telematics solutions. We now provide the industry’s most comprehensive service offering of satellite, cellular and dual-mode network connectivity, award-winning devices and powerful web reporting applications,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “Building on our momentum with the Hub Group, enhanced marketing agreements with premier wireless carriers like Telefonica and Rogers as well as our latest acquisition of Euroscan, the company is well positioned to achieve even greater success in 2014.”

“ORBCOMM had a strong fourth quarter with Total Revenues of $19.2 million and Adjusted EBITDA of $4.4 million,” said Robert Costantini, Chief Financial Officer of ORBCOMM. “We are pursuing growth opportunities and are incurring some costs as a consequence. Our recent capital raise enables us to pursue additional initiatives to further create shareholder value. We remain focused on executing on our strategy in 2014.”

Financial Results and Highlights

Revenues

For the fourth quarter ended December 31, 2013, Service Revenues were $14.8 million compared to $12.4 million during the same period last year, an increase of $2.4 million or 19.5%, with growth coming from organic Service Revenues, AIS and from acquisitions. For the year ended December 31, 2013, Service Revenues were $56.0 million compared to $49.0 million during the same period last year, an increase of $6.9 million. The year-over-year increase of 14.1% was notwithstanding a $0.6 million reduction in revenues related to the Yen exchange rate on a constant currency basis in the year.

Product Sales during the fourth quarter of 2013 were $4.5 million compared to $3.8 million during the same period last year. The quarterly year-over-year increase in Product Sales of $0.6 million was driven mainly by the acquisitions, but was offset by lower Product Sales in Japan and the impact of a less favorable U.S.$/Yen exchange rate in the fourth quarter compared to last year. Product Sales for the year ended December 31, 2013 were $18.3 million compared to $15.5 million in the prior year period. The full year-over-year increase of 18.0% in Product Sales was largely due to organic growth of $0.7 million at StarTrak and $4.4 million from the acquisitions, offset by lower Product Sales of $2.4 million in Japan and the impact of a less favorable U.S.$/Yen exchange rate in 2013 compared to 2012. Product Sales in the year were lower by $0.7 million due to the Yen exchange rate on a constant currency basis.

Total Revenues for the quarter ended December 31, 2013 were $19.2 million compared to $16.2 million during the same period of 2012, an increase of 18.7%. Total Revenues for the year ended December 31, 2013 were $74.2 million compared to $64.5 million in the prior year period, an increase of 15.1%.

Costs and Expenses

Costs and Expenses for the fourth quarter of 2013 were $17.7 million compared to $13.8 million during the same period in 2012. Costs and Expenses for the year ended December 31, 2013 were $68.5 million compared to $55.4 million in the prior year period. The increase in costs for the fourth quarter and full year were impacted by higher costs for Network and Terrestrial services, Product Sales, costs to operate the three companies acquired, and costs to grow the business.

Costs of Product Sales for the fourth quarter of 2013 were $3.6 million compared to $2.2 million for the three months ended December 31, 2012, increasing mostly due to higher Product Sales. Costs of Services, Product Development, and Selling, General and Administrative Expenses were $13.9 million for the fourth quarter of 2013 compared to $11.8 million in the prior year fourth quarter, an increase of $2.1 million primarily due to additional operating costs from the acquisitions, pursuing large scale customer opportunities, and costs in anticipation of the OG2 launches. Acquisition-Related Costs were $0.3 million for the fourth quarter of 2013 compared to nil in the prior year period.

Income Before Income Taxes, Net Income, and Earnings Per Share

Income Before Income Taxes for the fourth quarter of 2013 was $1.5 million compared to $2.5 million for the fourth quarter of 2012. For the full year ended December 31, 2013, Income Before Income Taxes was $6.1 million compared to $10.3 million in 2012. Income Before Income Taxes was lower than prior year largely due to higher costs, including Acquisition-Related Costs, as described above.

Net Income attributable to ORBCOMM Inc. Common Stockholders was $0.8 million for the three months ended December 31, 2013 compared to $2.1 million for the similar three-month period in 2012. For the full year ended December 31, 2013, Net Income attributable to ORBCOMM Inc. Common Stockholders was $4.5 million, compared to $8.7 million in the prior year period. Basic Earnings Per Share were $0.02 for the fourth quarter of 2013 versus $0.05 for the fourth quarter of 2012. For the twelve months ended December 31, 2013, Basic Earnings Per Share were $0.10 versus $0.19 in the same twelve month period in 2012.

EBITDA and Adjusted EBITDA

EBITDA for the fourth quarter of 2013 was $3.3 million compared to $3.8 million in the fourth quarter of 2012. EBITDA for the year ended December 31, 2013 was $11.9 million compared to $14.9 million in 2012 and includes $1.7 million in Acquisition-Related Costs.

Adjusted EBITDA for the fourth quarter of 2013 was $4.4 million compared to $4.2 million in the fourth quarter of 2012, an increase of 5.4%. Adjusted EBITDA for the fourth quarter includes Acquisition-Related Costs of $0.3 million. Adjusted EBITDA for the year ended December 31, 2013 was $15.0 million compared to $16.7 million in 2012, and includes Acquisition-Related Costs of $1.7 million.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company. Please see the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet & Cash Flow

At December 31, 2013, Cash and Cash Equivalents, Restricted Cash, and Marketable Securities were $70.5 million, compared to $64.9 million at December 31, 2012, increasing $5.6 million largely due to the $45 million in loan proceeds from AIG and cash flow from operating activities, offset by Capital Expenditures of $37.3 million.

Cash from operating activities was $8.8 million for the twelve months ended December 31, 2013. Total ORBCOMM Inc. Stockholders’ Equity was $193.1 million at December 31, 2013.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions. To access the call, domestic participants should dial 1-877-941-0844 at least ten minutes prior to the start of the call. International callers should dial 1-480-629-9835. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at www.orbcomm.com, select the “Investors” tab, then select “Presentations” to access the link to the call. To listen to a telephone replay of the conference call, please dial 1-800-406-7325 domestically or 1-303-590-3030 internationally and enter reservation identification number 4672046. The replay will be available from approximately 12:00 PM ET on March 13, 2014, through 11:59 PM ET on March 27, 2014.

About ORBCOMM Inc.

ORBCOMM is a global provider of Machine-to-Machine (M2M) solutions. Its customers include Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery, Hyundai Heavy Industries, I.D. Systems, Inc., Komatsu Ltd., Cartrack (Pty.) Ltd., and Volvo Construction Equipment, among other industry leaders. By means of a global network of low-earth orbit (LEO) satellites and accompanying ground infrastructure as well as our Tier One cellular partners, ORBCOMM’s low-cost and reliable two-way data communication services track, monitor and control mobile and fixed assets in our core markets: commercial transportation; heavy equipment; industrial fixed assets; marine; and homeland security.

ORBCOMM is an innovator and leading provider of tracking, monitoring and control services for the transportation market. Under its ReeferTrak®, GenTrakTM, GlobalTrak®, and CargoWatchTM brands, the company provides customers with the ability to proactively monitor, manage and remotely control their cold chain and dry transport assets. Additionally, ORBCOMM provides Automatic Identification System (AIS) data services for vessel tracking and to improve maritime safety to government and commercial customers worldwide. ORBCOMM is headquartered in Rochelle Park, New Jersey and has its network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future events and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning the Company’s expectations, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond the Company’s control, that may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: ongoing global economic instability and uncertainty; substantial losses we have incurred and may continue to incur; demand for and market acceptance of our products and services and the applications developed by our resellers; we may need additional capital to pursue our growth strategy; loss or decline or slowdown in the growth in business from our key customers, such as Caterpillar Inc., (“Caterpillar”), Komatsu Ltd., (“Komatsu”), Hitachi Construction Machinery Co., Ltd., (“Hitachi”), and other value-added resellers or VARs and international value-added resellers or IVARs; loss or decline or slowdown in growth in business of any of the specific industry sectors the Company serves, such as transportation, heavy equipment, fixed assets and maritime; dependence on a few significant customers; the inability to effect suitable investments, alliances and acquisitions; our acquisitions may expose us to additional risks; litigation proceedings; technological changes, pricing pressures and other competitive factors; the inability of our international resellers and licensees to develop markets outside the United States; the inability to obtain or maintain the necessary regulatory approvals or licenses for particular countries or to operate our satellites; market acceptance and success of our Automatic Identification System (“AIS”) business; satellite launch and construction delays and cost overruns of our next-generation satellites and launch vehicles; in-orbit satellite failures or reduced performance of our existing satellites; significant liabilities created by products we sell; the $45 million 9.5% Senior Notes that we issued on January 4, 2013 could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation; inability to operate due to changes or restrictions in the political, legal regulatory, government administrative and economic conditions and developments in the United States and other countries and territories in which we operate; and changes in our business strategy. In addition, specific consideration should be given to various factors described in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013. The Company undertakes no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts
Investor Inquiries:	Media Inquiries:
Robert Costantini	Chuck Burgess
EVP and Chief Financial Officer	President
ORBCOMM Inc.	The Abernathy MacGregor Group
703-433-6305	212-371-5999
clb@abmac.com

ORBCOMM Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$68,354	$34,783
Marketable securities	—	27,969
Accounts receivable, net of allowances for doubtful accounts of $279 and $300	14,098	10,703
Inventories	5,186	3,748
Prepaid expenses and other current assets	1,768	1,484
Deferred income taxes	623	164

Total current assets	90,029	78,851
Satellite network and other equipment, net	133,028	101,208
Goodwill	20,335	14,740
Intangible assets, net	11,636	7,791
Restricted cash	2,195	2,195
Other assets	2,997	1,583
Deferred income taxes	1,254	398

Total assets	$261,474	$206,766

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,575	$2,899
Accrued liabilities	9,827	11,271
Current portion of deferred revenue	3,087	2,394

Total current liabilities	15,489	16,564
Note payable - related party	1,571	1,503
Note payable	45,000	3,398
Deferred revenue, net of current portion	2,373	1,959
Deferred tax liabilities	2,439	397
Other liabilities	1,654	557

Total liabilities	68,526	24,378

Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders’ equity
Preferred Stock Series A, par value $0.001; 1,000,000 shares authorized; 102,054 and 161,359 shares issued and outstanding	1,019	1,612
Common stock, par value $0.001; 250,000,000 shares authorized; 48,216,480 and 46,783,568 shares issued at December 31, 2013 and December 31, 2012	48	47
Additional paid-in capital	255,358	248,469
Accumulated other comprehensive income	235	633
Accumulated deficit	(63,416)	(67,956)
Less treasury stock, at cost, 29,990 shares at December 31, 2013 and December 31, 2012	(96)	(96)

Total ORBCOMM Inc. stockholders’ equity	193,148	182,709
Noncontrolling interests	(200)	(321)

Total equity	192,948	182,388

Total liabilities and equity	$261,474	$206,766

ORBCOMM Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended		Years ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Service revenues	$14,782	$12,369	$55,957	$49,026
Product sales	4,458	3,837	18,255	15,472

Total revenues	19,240	16,206	74,212	64,498

Costs and expenses (1) :
Costs of services	6,669	5,591	23,865	20,355
Costs of product sales	3,569	2,230	14,064	10,236
Selling, general and administrative	6,412	5,523	26,125	21,853
Product development	790	648	2,799	2,459
Impairment charges-satellite network	—	9,793	—	9,793
Insurance recovery-satellite network	—	(10,000)	—	(10,000)
Acquisition-related costs	267	4	1,658	704

Total costs and expenses	17,707	13,789	68,511	55,400

Income from operations	1,533	2,417	5,701	9,098
Other income (expense):
Interest income	3	19	38	93
Other income (expense)	(8)	28	373	96
Gain on extinguishment of debt, net of expenses	—		—	1,062
Interest expense	(5)	(11)	(58)	(56)

Total other income (expense)	(10)	36	353	1,195

Income before income taxes	1,523	2,453	6,054	10,293
Income taxes	692	310	1,295	1,390

Net income	831	2,143	4,759	8,903
Less: Net income attributable to the noncontrolling interests	12	16	160	161

Net income attributable to ORBCOMM Inc.	$819	$2,127	$4,599	$8,742

Net income attributable to ORBCOMM Inc. common stockholders	$806	$2,111	$4,540	$8,673

Per share information-basic:
Net income attributable to ORBCOMM Inc.	$0.02	$0.05	$0.10	$0.19

Per share information-diluted:
Net income attributable to ORBCOMM Inc.	$0.02	$0.04	$0.09	$0.18

Weighted average common shares outstanding:
Basic	48,037	46,751	47,420	46,635

Diluted	49,483	47,562	48,770	47,514

(1) Stock-based compensation included in costs and expenses:
Costs of services	$100	$101	$303	$286
Costs of product sales	43	5	114	19
Selling, general and administrative	873	433	2,316	1,346
Product development	63	45	240	150

	$1,079	$584	$2,973	$1,801

ORBCOMM Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Years ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net income (loss)	$4,759	$8,903	$(56)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Change in allowance for doubtful accounts	26	12	(300)
Depreciation and amortization	6,001	4,824	4,995
Accretion on note payable—related party	—	—	98
Change in the fair value of acquisition-related contingent consideration	(1,003)	(150)	—
Amortization of the fair value adjustment related to StarTrak warranty liabilities	(47)	(200)	—
Loss on dispostion of other investment in Alanco	—	—	305
Stock-based compensation	2,973	1,801	1,914
Foreign exchange losses (gains)	32	(92)	(8)
Amortization of premium on marketable securities	187	765	1,219
Increase in fair value of indemnification assets	(253)	(103)	(10)
Deferred income taxes	724	26	46
Gain on extinguishment of debt and accounts payable	—	(1,214)	—
Amortization of transition shared services	—	114	—
Dividend received in common stock for other investment	—	—	(84)
Gain on insurance settlement-satellite network	—	(207)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(2,698)	(1,615)	(1,507)
Inventories	729	318	(544)
Prepaid expenses and other assets	(444)	202	(50)
Accounts payable and accrued liabilities	(1,465)	191	535
Deferred revenue	(1,032)	608	(153)
Other liabilities	265	(238)	(93)

Net cash provided by operating activities	8,754	13,945	6,307

Cash flows from investing activities:
Capital expenditures	(37,296)	(36,570)	(7,881)
Purchases of marketable securities	(51,448)	(52,493)	(81,254)
Proceeds from maturities of marketable securities	79,230	69,732	101,963
Change in restricted cash	—	1,025	810
Proceeds of insurance settlement-satellite network	—	10,000	—
Acquisition of net assets of LMS	—	(4,000)	—
Acquisition of net assets of StarTrak, net of cash acquired of $322	—	—	(1,876)
Acquisition of net assets of GlobalTrak, net of cash acquired of $1,037	(1,867)	—	—
Acquisition of net assets of Mobilenet	(3,231)	—	—
Acquisition of net assets of SENS	(1,978)	—	—

Net cash (used in) provided by investing activities	(16,590)	(12,306)	11,762

Cash flows from financing activities:
Proceeds received from issuance of $45,000 Senior Notes	45,000	—	—
Cash paid for debt issuance costs	(1,387)	—	—
Proceeds received from exercise of stock options	1,825	—	—
Purchase of noncontrolling ownership interests in Satcom
International Group plc	—	(199)	—
Repayment of Satcom notes payable	—	(253)	—
Principal payment of note payable	(3,450)	(250)	(200)
Principal payments of capital leases	(203)	(507)	—
Payment upon exercise of SARs	—	—	(24)

Net cash provided by (used in) financing activities	41,785	(1,209)	(224)

Effect of exchange rate changes on cash and cash equivalents	(378)	(708)	190

Net increase (decrease) in cash and cash equivalents	33,571	(278)	18,035
Cash and cash equivalents:
Beginning of year	34,783	35,061	17,026

End of year	$68,354	$34,783	$35,061

The following table reconciles our Net Income attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands)	2013	2012	2013	2012
Net Income attributable to ORBCOMM Inc.	$819	$2,127	$4,599	$8,742
Net interest (income) expense	2	(8)	20	(37)
Provision for income taxes	692	310	1,295	1,390
Depreciation and amortization	1,787	1,344	6,001	4,824

EBITDA	$3,300	$3,773	$11,915	$14,919

Stock-based compensation	1,079	584	2,973	1,801
Impairment Loss	—	9,793	—	9,793
Insurance Recovery	—	(10,000)	—	(10,000)
Noncontrolling interests	12	16	160	161

Adjusted EBITDA	$4,391	$4,167	$15,048	$16,674

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for Stock-based compensation expense, and noncontrolling interests, impairment loss and insurance recovery is useful to investors to evaluate the Company’s core operating results and financial performance and its capacity to fund capital expenditures, because it excludes items that are significant non-cash expenses reflected in the Condensed Consolidated Statements of Operations. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, Net Income or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented above.